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SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 24, 2001 (September 18, 2001)

WESTERN POWER & EQUIPMENT CORP.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	0-26230 (Commission File Number)	91-1688446 (IRS Employer Identification No.)
6407-B N.E. 117th Avenue, Vancouver, WA (Address of principal executive offices)		98662 (Zip Code)
Registrant's telephone number, including area code		360-253-2346
(Former name or former address, if changed since last report.)

Item 5. Other Events and Regulation FD Disclosure.

    On September 18, 2001, the Registrant executed an Asset Purchase Agreement with e*machinery.net, inc., a Delaware corporation (EMAC), to sell the business as well as certain assets and liabilities of Western Power & Equipment Corp., an Oregon corporation, its wholly owned subsidiary, for the following consideration: (a) five hundred thousand ($500,000) dollars in cash; (b) a seven hundred thousand ($700,000) dollar seven-year Promissory Note of the Registrant; and (c) one million, two hundred thousand (1,200,000) shares of EMAC's restricted common stock. This purchase is subject to the following conditions including, but not limited to: (a) due diligence; (b) the payment of the consideration; (c) the approvals by Case Corp. and Deutsche Bank of "change in control" as well as acceptable debt financing; (d) the obtaining of a minimum of $2,000,000 in additional working capital; and (e) various employment contracts. A copy of the Asset Purchase Agreement is attached hereto as Exhibit 1.

    The above summary information does not purport to be complete, and is qualified in its entirety by reference to the Asset Purchase Agreement filed as Exhibit 1 to this Form 8-K filing.

    Western Power & Equipment Corp. (Oregon) is engaged in the sale, rental, and servicing of light, medium-sized and heavy agricultural, industrial, and construction equipment, parts and related products manufactured by Case Corporation (NYSE: CNH) and other manufacturers such as: Terex Corporation (NYSE: TEX) Kawasaki, Daewoo International Corporation, Kubota Corp (NYSE: KUB) and Link Belt. Based upon the number of locations owned and operated it is one of the largest independent dealers of Case equipment in the United States. The company operates out of locations in Washington, Oregon, Nevada, California and Alaska.

Item 7. Financial Statements and Exhibits

  A.
  Financial Statements:

      None.

  B.
  Proforma Financial Statements:

      None.

  C.
  Exhibits:

  1.
  Asset Purchase Agreement between Western Power & Equipment Corp. and e*machinery.net, inc. dated September 18, 2001.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Western Power & Equipment Corp.

Date: September 24, 2001	By:	/s/ MARK J. WRIGHT Mark J. Wright, Vice President of Finance & Chief Financial Officer

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SIGNATURES